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                                                                   EXHIBIT 10.18


                          PRIVATE PLACEMENT MEMORANDUM

LOAN UNIT VALUE:  $15,000                              DATE:  SEPTEMBER 23, 1996

     General Credit Corporation ("GCC") promises to repay Walter G. Romano, Jr. ("Lender") at 119 Hillsvale Road, Edinburg, PA 16116, or such place as the Lender may designate in writing, the sum of Fifteen Thousand ($15,000) with interest which will commence to accrue starting on September 23, 1996.

     The unpaid principal and accrued interest shall be payable at the closing of the public offering of GCC's securities. All payments on this obligation shall be applied first in payment of accrued interest and any remainder in payment of principal.

     Interest will start to accrue starting September 23, 1996 on the unpaid principal at the rate of 12% annually.

     All payments of principal and interest on this obligation shall be paid in the legal currency of the United States. GCC waives presentment for payment, protest and notice of protest and nonpayment of this obligation.

     No renewal or extension of this obligation, delay in enforcing any right Lender of this obligation shall affect the liability of GCC. All rights of the lender under this obligation are cumulative and may be exercised concurrently at the Lender's option.

     This Obligation shall be construed in accordance with the laws of the State of New York. If this agreement is not completed within six (6) months, the loan will be returned with interest.

     Signed and attested to this 23rd day of September 1996 at

     211 East 70th Street, New York, NY 10021
     General Credit Corporation

BY:  /s/  IRWIN ZELLERMAIER, PRES.
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            Irwin Zellermaier
                President